Exhibit 4.1

AMENDMENT NO. 1

to

RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of March 1, 2006, to the Rights Agreement, dated as of November 12, 1999, between Avista Corporation, a Washington corporation (“the Company”), and The Bank of New York, as Rights Agent (the “Rights Agent”), (the “Rights Agreement”).

WHEREAS, all capitalized terms used herein, unless otherwise defined, shall have the respective meanings ascribed to them in the Rights Agreement;

WHEREAS, the Company has entered into a Plan of Share Exchange, dated as of February 13, 2006 (the “Plan of Exchange”), with AVA Corporation, a Washington corporation (“AVA”), pursuant to which, and subject to the conditions set forth therein, each outstanding share of common stock, no par value, of the Company would be exchanged for one share of common stock of AVA, with the result that holders of common stock of the Company would become holders of common stock of AVA, and the Company would become a subsidiary of AVA; and

WHEREAS, to facilitate consummation of the transactions contemplated by the Plan of Exchange, the Company desires to amend the Rights Agreement to provide for the expiration of the Rights immediately prior to the Effective Time of the Exchange (as each of such terms is defined in the Plan of Exchange) without further action on the part of the Company;

NOW, THEREFORE, pursuant to Section 26 of the Rights Agreement, in order to make provision in regard to certain matters or questions arising under the Rights Agreement which the Company deems necessary and desirable and which are consistent with the objectives of the Board of Directors of the Company in adopting the Rights Agreement, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

(a) Subject to Section 7(e) hereof, at any time after the Distribution Date, and at or prior to the earlier of (i) the close of business on March 31, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 hereof (the “Redemption Date”) and (iii) the Effective Time of the Exchange (as each such term is defined in the Plan of Share Exchange, dated as of February 13, 2006, between the Company and AVA Corporation, a wholly-owned Subsidiary of the Company), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including without limitation, any restriction on exercisability set forth in or resulting from Section 9, Section 11(a) (iii), Section 14 and Section 20(j) hereof) in whole or in part upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock as to which the Rights are exercised.

2. Acknowledgement. The Company and the Rights Agent hereby acknowledge and confirm that AVA is not deemed to be an Acquiring Person (as defined in the Rights Agreement) and, therefore, it is hereby acknowledged and confirmed that no Shares Acquisition Date or Distribution Date (as each of such terms is defined in the Rights Agreement) has occurred or will occur as a result of (i) the execution and delivery of the Plan of Exchange, as the same may be amended from time to time, or (ii) the consummation of the Exchange.

3. Rights Agreement Remains in Full Force and Effect. Except as provided in this Amendment No. 1, the Rights Agreement is hereby ratified and confirmed and remains in full force and effect.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

AVISTA CORPORATION

By	/s/ Marian M. Durkin
	Name:	Marian M. Durkin
	Title	Senior Vice President and General Counsel

THE BANK OF NEW YORK

By	/s/ John Sivertsen
	Name:	John Sivertsen
	Title	Vice President